                                                                   EXHIBIT 99.7




                               LICHTIN PROPERTIES

                         COMBINED FINANCIAL STATEMENTS

                        FOR THE NINE MONTH PERIODS ENDED
                    SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)

                               LICHTIN PROPERTIES

                            COMBINED BALANCE SHEETS


                                 (In thousands)

                                             DECEMBER 31,      SEPTEMBER 30,
                                                1995               1996
                                            ------------      -------------
                                                               (Unaudited)
ASSETS
Real estate assets:
  Land                                       $  3,321            $  4,422
  Buildings and improvements                   70,368              87,052
  Accumulated depreciation                    (17,696)            (20,134)
                                             --------            --------

      Operating real estate assets             55,993              71,340
  Developments in progress                     14,484               7,288
  Land held for development                     2,606               2,017
                                             --------            --------

      Net real estate assets                   73,083              80,645

Cash and cash equivalents                         783                 665
Receivables:
  Trade                                         1,769               1,951
  Related party                                   116                 116
Deferred costs, net                             3,210               3,837
Other assets                                      507                 615
                                             --------            --------

                                             $ 79,468            $ 87,829
                                             ========            ========

LIABILITIES AND OWNERS' DEFICIT
Notes payable                                $ 86,151            $ 94,629
Line of credit borrowings                       2,519               4,036
Notes payable and accrued interest-             8,241               9,043
 related parties
Accounts payable:
  Trade                                         3,539               2,584
  Related parties                                 299                 276
Accrued interest payable                          677                 741
Property taxes payable                            654                 823
Other liabilities                                 119                 535
                                             --------            --------

      Total liabilities                       102,199             112,667

Owners' Deficit                               (22,731)            (24,838)
                                             --------            --------

                                             $ 79,468            $ 87,829
                                             ========            ========

The accompanying notes are an integral part of these combined balance sheets.

                               LICHTIN PROPERTIES

                       COMBINED STATEMENTS OF OPERATIONS


                                 (In thousands)

                                                NINE MONTHS
                                             ENDED SEPTEMBER 30,
                                             -------------------
                                               1995        1996
                                             -------     -------
                                                  (Unaudited)
REVENUE
Rental                                       $ 7,538     $ 8,921
Tenant reimbursements                          2,516       2,694
Other                                              -          89
                                             -------     -------
                                              10,054      11,704
                                             -------     -------

EXPENSES
Property operating and maintenance             2,256       2,618
Real estate taxes                                613         746
Depreciation and amortization                  2,396       2,760
Interest                                       4,939       5,758
Interest - related parties                       314         360
Amortization of deferred financing costs         140         170
General and administrative                       793         941
                                             -------     -------
                                              11,451      13,353
                                             -------     -------

OPERATING LOSS                                (1,397)     (1,649)

Gain on sale of property                       1,245           -
Interest income                                   13          21
                                             -------     -------

NET LOSS                                     $  (139)    $(1,628)
                                             =======     =======

The accompanying notes are an integral part of these combined financial statements.

                               LICHTIN PROPERTIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                      NINE MONTHS
                                                   ENDED SEPTEMBER 30,
                                                ------------------------
                                                   1995           1996
                                                --------        --------
                                                       (Unaudited)
OPERATING ACTIVITIES
Net loss                                        $   (139)       $ (1,628)
Adjustments to reconcile net loss to
 net cash provided by operating
 activities:
  Depreciation and amortization                    2,396           2,760
  Amortization of deferred financing costs           140             170
  Straight-line rent revenue                        (193)           (210)
  Gain on sale of property                        (1,245)             --
Net change in:
  Receivables                                       (348)           (187)
  Deferred lease costs                              (235)           (968)
  Other assets                                      (504)           (113)
  Accounts payable and accrued expenses            1,080             677
  Other liabilities                                  193             416
                                                --------        --------
    Net cash provided by operating
       activities                                  1,145             917
                                                --------        --------

INVESTING ACTIVITIES
Property acquisition, development and
 construction                                    (25,018)        (10,580)

Proceeds from sale of property                    14,824              --
                                                --------        --------
    Net cash used in investing activities        (10,194)        (10,580)
                                                --------        --------

FINANCING ACTIVITIES
Line of credit proceeds (repayments), net            523           1,517
Proceeds from mortgage, construction
 and other notes payable                          20,111          15,529
Payments of mortgage, construction and
 other notes payable                             (11,051)         (7,051)
Proceeds from related party notes
 payable                                             385           1,466
Repayments of related party notes
 payable                                            (442)         (1,266)
Deferred financing costs                            (125)           (171)
Distributions to owners                           (2,262)           (479)
                                                --------        --------
Net cash provided by financing
 activities                                        7,139           9,545
                                                --------        --------
DECREASE IN CASH AND CASH EQUIVALENTS             (1,910)           (118)
CASH AND CASH EQUIVALENTS,  BEGINNING
 OF PERIOD                                         2,205             783
                                                --------        --------
CASH AND CASH EQUIVALENTS, END OF PERIOD        $    295        $    665
                                                ========        ========

The accompanying notes are an integral part of these combined financial statements.

                               LICHTIN PROPERTIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS

Lichtin Properties represents the combined office and industrial building development, construction and management operations of Lichtin Properties, Inc. and its affiliated partnerships and corporations. Lichtin Properties began operations in 1977 and is owned primarily by members of two families. The accompanying combined financial statements include the financial condition and results of operations of the following entities:

      Lichtin Properties, Inc. (a Subchapter S corporation)
      Morrisville Industrial Associates (a general partnership)
      Perimeter Park Associates (a general partnership)
      Perimeter Park West Associates Limited Partnership
      Interchange Associates Limited Partnership
      Woodlake Limited Liability Company
      Interchange II LLC
      Woodlake II LLC
      6501 Weston Parkway LLC
      Woodlake III LLC (formed in 1996)

As of September 30, 1996, Lichtin Properties owned and managed 25 warehouse and office buildings comprising approximately 1.8 million square feet located in central North Carolina's Research Triangle Area. In addition, four buildings were under development or in lease-up comprising an additional 324,000 square feet.

2.  BASIS OF PRESENTATION

The accompanying combined financial statements of Lichtin Properties have been presented on a combined basis because of the common ownership, control and management and because the entities are expected to be the subject of a business combination with a real estate investment trust (see Note 3). All significant intercompany balances and transactions have been eliminated in the combined financial statements.

The accompanying interim unaudited combined financial statements have been prepared by Lichtin Properties' management in accordance with generally accepted accounting principles for interim financial information and in conformity with the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the interim combined financial statements presented herein reflect all adjustments of a normal and recurring nature which are necessary to fairly state the interim combined financial statements. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the years ending December 31, 1995 and 1996, respectively. These financial statements should be read in conjunction with Lichtin Properties' audited financial statements and the notes thereto included in the Weeks Corporation Form 8-K dated November 5, 1996 and filed on November 6, 1996.

3.  ACQUISITION - MERGER

On December 31, 1996, Lichtin Properties completed the first phase of an acquisition and merger transaction with Weeks Corporation, a real estate investment trust, and its subsidiaries (collectively, "Weeks"). The first phase of the transaction was comprised of the merger of 14 industrial and suburban office buildings, certain parcels of development land, and the combination of Lichtin Properties' business operations, management and employees with those of Weeks. The remaining assets of Lichtin Properties will be contributed to Weeks in staged transactions over a period of up to four additional years.

                                                                   EXHIBIT 99.13

                                                                                                                           EXHIBIT B

                                                         WEEKS CORPORATION
                                          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                        SEPTEMBER 30, 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    Lichtin
                                                                   NWI             Properties
                                             Company           Acquisition         Acquisition         Pro Forma
(Unaudited, in thousands.)                Historical(a)       Historical(b)       Historical(c)       Adjustments       Pro Forma
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS

Land                                      $   48,740          $   19,186          $     4,422         $   4,132(d)       $   76,480
Building and improvements                    312,382              42,889               87,052             3,877(d)          446,200
Accumulated depreciation                     (37,958)             (7,560)             (20,134)           27,694(d)          (37,958)
-----------------------------------------------------------------------------------------------------------------------------------
     Operating real estate assets            323,164              54,515               71,340            35,703             484,722
-----------------------------------------------------------------------------------------------------------------------------------
Developments in progress                      32,276              11,236                7,288           (18,524)(i)          32,276
Land held for future development               4,323               6,598                2,017            (5,325)(d)           7,613
-----------------------------------------------------------------------------------------------------------------------------------
     Net real estate assets                  359,763              72,349               80,645            11,854             524,611
-----------------------------------------------------------------------------------------------------------------------------------
Real estate development loans                  7,521                   -                    -                 -               7,521
Direct financing lease                         5,162                   -                    -                 -               5,162
Cash and cash equivalents                         48               1,673                  665            (1,315)(i)           1,071
Deferred costs, net                            9,929                 858                3,837            (4,695)(i)           9,929
Investments in and notes receivable
     from unconsolidated subsidiaries          7,668                   -                    -                 -               7,668
Receivables and other assets                   6,534               1,014                2,682            (3,398)(d)(i)        6,832
-----------------------------------------------------------------------------------------------------------------------------------
     Total Assets                         $  396,625          $   75,894          $    87,829         $   2,446          $  562,794
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES & SHAREHOLDERS' EQUITY

Mortgage notes payable                    $  112,662          $   54,607          $    94,629         $ (59,604)(e)      $  202,294
Bank credit facility borrowings              112,905               1,500                4,036            21,283 (f)         139,724
Notes payable - related parties and other          -               1,550                9,043           (10,593)(i)               -
Accounts payable and accrued expenses          9,383               1,109                4,424            (5,533)(i)           9,383
Other liabilities                              2,660                 167                  535                 -               3,362
-----------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities                       237,610              58,933              112,667           (54,447)            354,763
-----------------------------------------------------------------------------------------------------------------------------------
Minority Interests in
     Operating Partnership                    29,706                   -                    -            26,462 (g)          56,168
-----------------------------------------------------------------------------------------------------------------------------------
Shareholders' and Owners' Equity
     Common Stock                                112                   -                    -                 2 (h)             114
     Preferred Stock                               -                   -                    -                 -                   -
     Additional paid-in capital              191,779                   -                    -             7,122 (h)         198,901
     Accumulated deficit                     (62,582)                  -                    -            15,430 (j)         (47,152)
     Owners' equity (deficit)                      -              16,961              (24,838)            7,877 (i)               -
-----------------------------------------------------------------------------------------------------------------------------------
     Total Shareholders' and
       Owners' Equity (Deficit)              129,309              16,961              (24,838)           30,431             151,863
-----------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Shareholders'
       and Owners' Equity (Deficit)       $  396,625          $   75,894          $    87,829         $   2,446          $  562,794
===================================================================================================================================

                               WEEKS CORPORATION
                  NOTES AND ASSUMPTIONS TO UNAUDITED PRO FORMA
                   CONDENSED CONSOLIDATED BALANCE SHEET AS OF
                               SEPTEMBER 30, 1996

1.  BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated balance sheet is presented as if Weeks Corporation (the "Company") acquired as of September 30, 1996, the business operations and real estate assets of Lichtin Properties (described in the Company's Current Report on Form 8-K dated December 31, 1996 and filed on January 15, 1997) and the business operations and real estate assets of NWI (described in a separate Current Report on Form 8-K of the Company dated November 1, 1996 and filed on November 6, 1996). The unaudited pro forma condensed consolidated balance sheet is not necessarily indicative of what the actual financial position would have been at September 30, 1996, nor does it purport to represent the future financial position of the Company.

The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the unaudited pro forma condensed consolidated statements of operations of the Company included herein, the consolidated financial statements and accompanying notes thereto of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1995, and the unaudited condensed consolidated financial statements and accompanying notes thereto of the Company included in its September 30, 1996 Quarterly Report on Form 10-Q.

The unaudited pro forma amounts of Lichtin Properties and NWI reflected in the September 30, 1996 condensed consolidated pro forma balance sheet include the operating businesses, land and the office and industrial properties acquired at the respective initial closing dates of each acquisition. Certain completed properties, office and industrial properties under development and land held for future development of Lichtin Properties and NWI which are under agreements to be acquired subsequent to the initial closing dates discussed in the Company's Current Report on Form 8-K dated December 31, 1996 and filed on January 15, 1997 relating to Lichtin Properties and in the separate Current Report on Form 8-K of the Company dated November 1, 1996 and filed on November 6, 1996 relating to NWI have been excluded from the accompanying pro forma amounts as of September 30, 1996.

The acquisitions of Lichtin Properties and NWI have been accounted for under the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been reflected herein at their estimated fair values which may be subject to further modification based upon the final determination of the acquired properties' fair values and the final determination of actual closing costs associated with each of the Lichtin Properties and NWI transactions. Management believes that its final allocation of the purchase price will not differ materially from the purchase price allocations included herein.

2.  ASSUMPTIONS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

  (a) Represents the Company's unaudited condensed consolidated historical balance sheet contained in its Quarterly Report on Form 10-Q as of September 30, 1996.

  (b) Represents the historical unaudited combined balance sheet of NWI as of September 30, 1996.

  (c) Represents the historical unaudited combined balance sheet of Lichtin Properties as of September 30, 1996, included herein in Exhibit A.

  (d) Represents the adjustments to reflect the estimated initial purchase price of the Lichtin Properties business operations and real estate assets of $93,800,000 and the NWI business operations and real estate assets of $71,100,000, including estimated closing costs and acquisition expenses. Approximately $300,000 of the purchase price relating to furniture and equipment is included in receivables and other assets.

  (e) Represents the adjustment to reflect the assumption of mortgage, construction and other notes payable of Lichtin of $47,590,000 (as of September 30, 1996) and of NWI of $42,042,000 (as of September 30, 1996). The weighted average interest rate was 8.5% on the Lichtin Properties debt and 8.5% on the NWI debt.

  (f) Represents borrowings of $26,819,000 under the Company's revolving credit facility to fund the cash components of, and the debt assumption and retirement relating to, the Lichtin Properties transaction and closing costs of the NWI and Lichtin Properties transactions.

  (g) Represents the issuance of approximately 565,000 units of partnership interest ("Units") in Weeks Realty, L.P., the partnership subsidiary through which the Company conducts substantially all of its operations, with a value for purposes of the initial closing of the Lichtin Properties transaction of $25.25 per Unit, and approximately 1,105,000 Units with a value for purposes of the initial closing of the NWI transaction of $25.00 per Unit. The resulting consolidated pro forma minority interest balance was adjusted to reflect the consolidated pro forma minority interest percentage of 27.0% at September 30, 1996 as follows (in thousands):

         Value of Lichtin Properties Units           $ 14,275
         Value of NWI Units                            27,617
         Reclassification to shareholders' equity     (15,430)
                                                     --------
                                                     $ 26,462
                                                     ========

  (h) Represents the issuance of approximately 282,000 shares of common stock valued at $25.25 per share relating to the Lichtin Properties transaction.

  (i) Represents adjustments to eliminate certain asset and liability amounts that are not acquired or assumed as part of the NWI and Lichtin Properties transactions or which are not being acquired or assumed as part of the initial closings of the acquisition transactions reflected in this pro forma balance sheet.

(j) Represents the adjustment to state the consolidated pro forma shareholders' equity balance and minority interest balance to 73.0% and 27.0%, respectively, of the total consolidated pro forma equity interests (both shareholders' equity and minority interests) in the Company.


                                                         WEEKS CORPORATION
                                     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                           Lichtin
                                                             NWI          Properties      Principal
(Unaudited, in thousands,                  Company       Acquisition      Acquisition     Properties       Pro Forma
except per share data)                  Historical(a)   Historical(b)    Historical(c)   Historical(d)    Adjustments   Pro Forma
-----------------------------------------------------------------------------------------------------------------------------------
Revenue
   Rental income                          $ 34,136       $  5,496         $  8,921        $  2,002       $ (3,742)(e)   $ 46,813
   Tenant reimbursements                     3,064          1,046            2,694             167         (1,801)(e)      5,170
   Income from direct
     financing lease                           576              -                -               -              -            576
   Other                                       287            163               89               -            448 (f)        987
-----------------------------------------------------------------------------------------------------------------------------------
       Total Revenue                        38,063          6,705           11,704           2,169         (5,095)        53,546
-----------------------------------------------------------------------------------------------------------------------------------
Expenses
   Property operating and
     maintenance                             4,276            628            2,618             241         (1,523)(e)      6,240
   Real estate taxes                         3,288            585              746             178           (378)(e)      4,419
   Depreciation and
     amortization                            9,416          1,279            2,760               -            555 (g)     14,010
   Interest                                  8,157          3,166            6,118               -         (1,504)(h)     15,937
   Amortization of deferred
     financing costs                           642             96              170               -           (266)(h)        642
   General and
     administrative                          2,174            594              941               -              -          3,709
-----------------------------------------------------------------------------------------------------------------------------------
      Total Expenses                        27,953          6,348           13,353             419         (3,116)        44,957
-----------------------------------------------------------------------------------------------------------------------------------
Income before Equity in
   Earnings of
   Unconsolidated
   Subsidiaries and
   Interest Income                          10,110            357           (1,649)          1,750         (1,979)         8,589
Equity in earnings of
   unconsolidated
   subsidiaries                                919              -                -               -              -            919
Interest income                                321            606               21               -           (627)(i)        321
-----------------------------------------------------------------------------------------------------------------------------------
Income before Income
   Taxes                                    11,350            963           (1,628)          1,750         (2,606)         9,829
Income taxes                                     -            (73)               -               -            (73)(j)          -
-----------------------------------------------------------------------------------------------------------------------------------
Income before Minority
   Interests                                11,350            890           (1,628)          1,750         (2,533)         9,829
Minority interests                          (2,124)             -                -               -           (530)(k)     (2,654)
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                $  9,226       $    890         $ (1,628)       $  1,750       $ (3,063)      $  7,175
===================================================================================================================================
Per Share Data
      Net Income                             $0.83              -                -               -              -          $0.63
===================================================================================================================================
      Weighted Average
         Shares Outstanding                 11,162              -                -               -            282         11,444
===================================================================================================================================
      Weighted Average
         Shares and Units
         Outstanding                        13,729              -                -               -          1,953         15,682
===================================================================================================================================

                               WEEKS CORPORATION
                  NOTES AND ASSUMPTIONS TO UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1996 is presented as if the Company acquired as of January 1, 1996 the business operations and real estate assets of Lichtin Properties (described in the Company's Current Report on Form 8-K dated December 31, 1996 and filed on January 15, 1997), the business operations and real estate assets of NWI (described in a seperate Current Report on Form 8-K of the Company dated November 1, 1996 and filed on November 6, 1996) and the Principal Properties (described in the Company's Current Report on Form 8-K dated August 9, 1996 and filed on August 22, 1996). In management's opinion, all adjustments necessary to present fairly the effects of these acquisitions have been made.

This unaudited pro forma condensed consolidated statement of operations should be read in conjunction with unaudited pro forma condensed consolidated balance sheet of the Company included herein, the consolidated financial statements and accompanying notes thereto of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1995, and the unaudited condensed consolidated financial statements and accompanying notes thereto of the Company included in its September 30, 1996 Quarterly Report on Form 10-Q.

This unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of what the actual results of operations of the Company would have been assuming the Company had acquired Lichtin Properties, NWI and the Principal Properties (as described above) as of the beginning of the period presented, nor do they purport to represent the results of operations for future periods.

The unaudited historical results of operations of Lichtin Properties included herein have been adjusted to reflect on a pro forma basis the operating business, land and office and industrial properties acquired at the initial closing of the Lichtin Properties transaction on December 31, 1996. Certain of Lichtin Properties' buildings leased to Northern Telecom, certain other of Lichtin Properties' completed office and industrial properties, certain properties under development or in lease-up and land held for development, which are under agreements to be acquired subsequent to the initial closing date discussed herein, and their associated results of operations have been excluded from the accompanying pro forma amounts for the period presented.

The unaudited historical results of operations of NWI included herein have been adjusted to reflect on a pro forma basis the operating business, land and industrial properties acquired at the initial closing of the acquisition transaction on November 1, 1996. NWI's industrial properties under development and land held for future development, which are under agreements to be acquired subsequent to November 1, 1996, and their associated results of operations, have been excluded from the accompanying pro forma amounts for the period presented.

2. ASSUMPTIONS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

  (a) Represents the Company's unaudited condensed consolidated historical statement of operations contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 1996.

  (b) Represents the historical unaudited combined statement of operations of NWI for the nine months ended September 30, 1996.

  (c) Represents the historical unaudited combined statement of operations of Lichtin Properties for the nine months ended September 30, 1996, included herein in Exhibit A.

  (d) Represents the historical unaudited rental income, tenant reimbursements, real estate taxes and property operating and maintenance expenses for the Principal Properties for the period from January 1, 1996 to August 9, 1996 (the acquisition date).

  (e) Represents the net adjustment to reduce rental income, tenant reimbursements, real estate taxes and property operating and maintenance expenses for the results of operations of certain of Lichtin Properties' buildings leased to Northern Telecom, certain other completed buildings of Lichtin Properties, certain properties of NWI and Lichtin Properties under development or in lease-up and expenses associated with land held for development which are to be acquired subsequent to the initial closing dates of the NWI and Lichtin Properties acquisitions as shown below (in thousands):

                                         Lichtin
                                        Properties      NWI   Total
                                        ----------     -----  -----
Rental income                             $3,221        $521  $3,742
Tenant reimbursements                      1,708          93   1,801
Property operating and maintenance
 expenses                                  1,429          94   1,523
Real estate taxes                            318          60     378

  (f) Represents the assumed payment by Lichtin Properties and NWI to the Company of management fees and overhead cost reimbursements relating to the Company's management of certain operating buildings and buildings in lease-up not acquired at the respective initial closing dates.

  (g) Represents the adjustment to reflect depreciation and amortization expense of the acquired properties (consisting of properties acquired at the initial closing dates for the Lichtin Properties and NWI acquisitions and the closing of the Principal Properties) based upon the assumed allocation of the acquisition price to land, buildings and improvements, using a 35 year life for buildings and the life of the lease for tenant improvements. Aggregate pro forma depreciation and amortization expense for the nine months ended September 30, 1996 was $2,346,000 and $1,619,000 for Lichtin Properties and NWI, respectively, and was $629,000 for the Principal Properties for the period from January 1, 1996 to August 9, 1996 (the date of acquisition).

  (h) Represents the adjustment of interest expense and the amortization of deferred financing costs to reflect interest on notes payable and bank line of credit borrowings assumed at the initial closing dates in the Lichtin Properties and NWI transactions, interest costs through August 9, 1996 (the acquisition date) associated with additional borrowings under the Company's revolving credit facility of $30.8 million at 7.0% for the purchase of the Principal Properties, including closing costs and acquisition expenses, and interest costs associated with additional borrowings under the Company's revolving credit facility of $26.8 million at 7.0% to fund the cash portion of, and the debt assumption and retirement relating to, the Lichtin Properties transaction and cash closing and acquisition expenses of the Lichtin Properties and NWI transactions.

  (i) Represents the adjustment to eliminate interest income included in the NWI and Lichtin Properties historical amounts as the notes receivable and cash balances were not acquired by the Company.

  (j) Represents the adjustment to eliminate income tax expense as the Company has and expects to continue to qualify as a real estate investment trust.

  (k) Represents the net adjustment of pro forma minority interest to adjust the pro forma consolidated minority interest amount to reflect the weighted average ownership percentage of the Unitholders in the Operating Partnership of 27.0% for the nine months ended September 30, 1996.

                                                                   EXHIBIT 99.15

                                                         WEEKS CORPORATION
                                     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                               FOR THE YEAR ENDED DECEMBER 31, 1995
---------------------------------------------------------------------------------------------------------------------------
                                                                      Lichtin
                                                         NWI         Properties      Principal
(Unaudited, in thousands,              Company       Acquisition     Acquisition     Properties      Pro Forma
except per share data)               Historical(a)  Historical(b)   Historical(c)   Historical(d)   Adjustments    Pro Forma
---------------------------------------------------------------------------------------------------------------------------
Revenue
   Rental income                     $ 31,217       $  5,836         $ 10,245        $  3,235        $ (4,792)(e)  $ 45,741
   Tenant reimbursements                2,464            994            3,374             281          (2,385)(e)     5,062
   Income from direct
     financing lease                      776              -                -               -               -           776
   Other                                  480            348               24               -             563 (f)     1,415
---------------------------------------------------------------------------------------------------------------------------
       Total Revenue                    34,937          7,178           13,643           3,516          (6,614)       52,994
---------------------------------------------------------------------------------------------------------------------------
Expenses
   Property operating and
     maintenance                        3,565            762            3,029             455          (2,076)(e)     6,069
   Real estate taxes                    2,997            642              817             293            (462)(e)     4,287
   Depreciation and
     amortization                       8,177          1,572            3,264               -           1,010 (g)    14,023
   Interest                             8,106          3,093            7,094               -          (1,401)(h)    16,892
   Amortization of deferred
     financing costs                      691             93              191               -            (284)(h)       691
   General and
     administrative                     1,848            643            1,154               -               -         3,645
---------------------------------------------------------------------------------------------------------------------------
      Total Expenses                   25,384          6,805           15,549             748          (3,213)       45,607
---------------------------------------------------------------------------------------------------------------------------
Income before Equity in
   Earnings of
   Unconsolidated
   Subsidiaries and
   Interest Income                      9,553            373           (1,906)          2,768          (3,401)        7,387
Gain on sale of property                    -              -            1,245               -          (1,245)(l)         -
Equity in earnings of
   unconsolidated
   subsidiaries                         1,220              -                -               -               -         1,220
Interest income                           334          1,117               18               -          (1,135)(i)       334
---------------------------------------------------------------------------------------------------------------------------
Income before Income
   Taxes                               11,107          1,490             (643)          2,768          (5,781)        8,941
Income taxes                                -           (102)               -               -            (102)(j)         -
---------------------------------------------------------------------------------------------------------------------------
Income before Minority
   Interests                           11,107          1,388             (643)          2,768          (5,679)        8,941
Minority interests                     (2,681)             -                -               -            (314)(k)    (2,995)
---------------------------------------------------------------------------------------------------------------------------
Net Income                           $  8,426       $  1,388         $   (643)       $  2,768        $ (5,993)     $  5,946
===========================================================================================================================
Per Share Data
      Net Income                        $1.03              -                -               -               -         $0.70
===========================================================================================================================
      Weighted Average
         Shares Outstanding             8,171              -                -               -             282         8,453
===========================================================================================================================
      Weighted Average
         Shares and Units
         Outstanding                   10,760              -                -               -           1,953        12,713
===========================================================================================================================

                               WEEKS CORPORATION
                               -----------------
                  NOTES AND ASSUMPTIONS TO UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

1.  BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 is presented as if the Company acquired as of January 1, 1995 the business operations and real estate assets of Lichtin Properties (described in the Company's Current Report on Form 8-K dated December 31, 1996 and filed on January 15, 1997), the business operations and real estate assets of NWI (described in a separate Current Report on Form 8-K of the Company dated November 1, 1996 and filed on November 6, 1996) and the Principal Properties (described in the Company's Current Report on Form 8-K dated August 9, 1996 and filed on August 22, 1996). In management's opinion, all adjustments necessary to present fairly the effects of these acquisitions have been made.

This unaudited pro forma condensed consolidated statement of operations should be read in conjunction with unaudited pro forma condensed consolidated balance sheet of the Company included herein and the consolidated financial statements and accompanying notes thereto of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1995.

The unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of what the actual results of operations of the Company would have been assuming the Company had acquired Lichtin Properties, NWI and the Principal Properties (as described above) as of the beginning of the period presented, nor do they purport to represent the results of operations for future periods.

The historical results of operations of Lichtin Properties included herein have been adjusted to reflect on a pro forma basis the operating business, land and office and industrial properties acquired at the initial closing of the Lichtin Properties transaction on December 31, 1996. Certain of Lichtin Properties' buildings leased to Northern Telecom, certain other of Lichtin Properties' completed office and industrial properties, certain properties under development or in lease-up and land held for development, which are under agreements to be acquired subsequent to the initial closing date discussed herein, and their associated results of operations have been excluded from the accompanying pro forma amounts for the period presented.

The unaudited historical results of operations of NWI included herein have been adjusted to reflect on a pro forma basis the operating business, land and industrial properties acquired at the initial closing of the acquisition transaction on November 1, 1996. NWI's industrial properties under development and land held for future development, which are under agreements to be acquired subsequent to November 1, 1996, and their associated results of operations have been excluded from the accompanying pro forma amounts for the period presented.

2. ASSUMPTIONS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

  (a) Represents the Company's historical consolidated historical statement of operations contained in its Annual Report on Form 10-K for the year ended December 31, 1995.

  (b) Represents the historical combined statement of operations of NWI for the year ended December 31, 1995, as set forth in Exhibit A to the Company's Current Report on Form 8-K dated November 1, 1996 and filed on November 6, 1996 relating to the NWI acquisition.

  (c) Represents the historical combined statement of operations of Lichtin Properties for the year ended December 31, 1995, as set forth in Exhibit A to the Company's Current Report on Form 8-K dated November 5, 1996 and filed on November 6, 1996.

  (d) Represents the historical unaudited rental income, tenant reimbursements, real estate taxes and property operating and maintenance expenses for the Principal Properties for the year ended December 31, 1995, as set forth in the Company's Current Report on Form 8-K dated August 9, 1996 and filed on August 22, 1996, relating to the Principal acquisition.

  (e) Represents the net adjustment to reduce rental income, tenant reimbursements, real estate taxes and property operating and maintenance expenses for the results of operations of certain of Lichtin Properties' buildings leased to Northern Telecom, certain other completed properties of Lichtin Properties, certain properties of NWI and Lichtin Properties under development or in lease-up and expenses associated with land held for development which are to be acquired subsequent to the initial closing dates of the NWI and Lichtin Properties acquisitions as shown below (in thousands):

                                           Lichtin
                                          Properties  NWI   Total
                                          ----------  ----  ------
Rental income                                 $4,670  $122  $4,792
Tenant reimbursements                          2,374    11   2,385
Property operating and maintenance
 expenses                                      2,047    29   2,076
Real estate taxes                                429    33     462

  (f) Represents the assumed payment by Lichtin Properties to the Company of management fees and overhead cost reimbursements relating to the Company's management of certain operating buildings and buildings in lease-up not acquired at the initial closing date of the Lichtin Properties transaction.

  (g) Represents the adjustment to reflect depreciation and amortization expense of the acquired properties (consisting of properties acquired at the initial closing dates for the Lichtin Properties and NWI acquisitions and the closing of the Principal Properties) based upon the assumed allocation of the acquisition price to land, buildings and improvements, using a 35 year life for buildings and the life of the lease for tenant improvements. Aggregate pro forma depreciation and amortization expense for the year ended December 31, 1995 was $2,716,000, $2,100,000 and $1,030,000 for
      Lichtin Properties, NWI and the Principal Properties, respectively.

  (h) Represents the adjustment of interest expense and the amortization of deferred financing costs to reflect interest on notes payable and bank line of credit borrowing assumed at the initial closing dates of the Lichtin Properties and NWI transactions, interest costs associated with additional borrowings under the Company's revolving credit facility of $30.8 million at 7.0% for the purchase of the Principal Properties, including closing costs and acquisition expenses, and interest costs associated with additional borrowings under the Company's revolving credit facility of $26.8 million at 7.0% to fund the cash portion of, and the debt assumption and retirement relating to, the Lichtin Properties transaction and cash closing and acquisition expenses of the Lichtin Properties and NWI transactions.

  (i) Represents the adjustment to eliminate interest income included in the NWI and Lichtin Properties historical amounts as the notes receivable and cash balances were not acquired by the Company.

  (j) Represents the adjustment to eliminate income tax expense as the Company has and expects to continue to qualify as a real estate investment trust.

  (k) Represents the net adjustment of pro forma minority interest to adjust the pro forma consolidated minority interest amount to reflect the weighted average ownership percentage of the Unitholders in the Operating Partnership of 33.5% for the year ended December 31, 1995.

  (l) Represents the adjustment to eliminate the gain on sale of property as the property was not part of the Lichtin Properties acquisition transaction.